Exhibit 10.1

August 6, 2026

Re: Board of Directors of ClearSign Technologies Corporation - Offer Letter

Dear Mr. Larry M. Saddler:

On behalf of ClearSign Technologies Corporation (the “Company,” “ClearSign,” “we,” “our” or “us”) and our Board of Directors (“Board”), I am pleased to offer you a position as a member of our Board. We look forward to working with you on the Board. Should you choose to accept this position as a member of the Board, including service as a member of any committees of the Board, as may be determined by the Board at a later time, this letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services to be provided.

1.       Term. This Agreement shall be through the date of the next annual shareholders’ meeting expected in early June 2027 and commencing on the date you and the Company execute this Agreement although your actual start date can be mutually agreed to be on that date, or a later date. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect. You also agree to resign from the Board of Directors if requested by a majority of the then-sitting members of the Board. This Agreement shall be in effect as long as you are a director on the Board.

2.       Services. You shall render services in the area of managing or directing the Company’s property, affairs and business (hereinafter, your “Duties”). You shall consult with other members of the Board at meetings held quarterly, or more regularly if required, in locations determined by the Chief Executive Officer of the Company. You agree that your relationship with the Company will be that of a director and not that of an employee. Nothing in this Agreement is intended to replace, supersede or diminish any of your duties to the Company as a director under state law. You also agree to comply with all federal and state securities laws as well as Company policies, as applicable.

3.       Services for Others. You are free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, in conflict or competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide sufficient information to the Company to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.       Compensation.

a.       Director Compensation. In consideration for your service as a member of the Board, you will receive annual compensation in accordance with the Company’s non-employee director compensation policy (as it may be amended from time to time, the “Director Compensation Policy”), pursuant to which you will receive (i) cash compensation of $60 thousand, payable in quarterly installments in arrears on the last day of the fiscal quarter in which the service occurred, with the amount prorated if the service started after the start of the fiscal quarter; provided, however, that, pursuant to the Director Compensation Policy, you may elect to receive all or a portion of your cash compensation in the form of restricted stock units (“RSUs”), which fair market value will be based on the closing price of ClearSign’s common stock, as reported on The Nasdaq Stock Market LLC on the date of grant; and (ii) non-statutory stock option (“Stock Options”) grants with an aggregate fair market value of $40 thousand annually, issued in quarterly installments in arrears on the last day of each fiscal quarter in which the service occurred, with the amount prorated if the service started after the start of the fiscal quarter. RSUs and Stock Options issued in accordance with the Director Compensation Policy will be issued under the Company’s Amended and Restated 2021 Equity Incentive Plan (the “Plan”). Further, RSUs, if any are issued in accordance with the Director Compensation Policy, will vest upon death, departure from the board or a “change of control,” as such term is defined in the applicable award agreement related to such RSU, as determined by the Compensation Committee of the Board and in accordance with the Plan. The Company will also reimburse you for reasonable expenses incurred in connection with the performance of your Duties as a director in accordance with the Company’s expense policy then in effect.

b.       Supplemental Director Compensation – ExxonMobil Equity Make-Whole.

i.        Covered Awards. You currently hold the outstanding, unvested restricted stock units set forth in Schedule A hereto (the “Covered RSUs”), which are scheduled to vest as set forth therein (each such date, a “Scheduled Vesting Date”). Each Covered RSU is settled into one (1) share of common stock of the issuer of the Covered RSUs (the “RSU Issuer”) following the applicable Scheduled Vesting Date of the Covered RSUs, in accordance with the terms and conditions of the applicable RSU Issuer’s equity incentive plan(s), and as adjusted for any stock split, reverse split, stock dividend, spin-off, recapitalization, or similar corporate transaction.

ii.       Make-Whole Cash Payment. If any Covered RSUs are forfeited or cancelled in connection with your appointment to or service on the Board (a “Forfeiture”), then, subject to Section 4(b)(iv) herein, ClearSign will pay you cash in an amount equal to the number of forfeited Covered RSUs multiplied by the closing price per share of common stock of the RSU Issuer, as reported on the New York Stock Exchange, on the applicable Scheduled Vesting Date (or, if not a trading day, the immediately preceding trading day) (each such cash payment, a “Make-Whole Payment,” and collectively, the “Make-Whole Payments”).

iii.      Taxes. You understand and agree that you (and not the Company) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the receipt of any Make-Whole Payment contemplated by this Section 4(b) (such taxes, the “Taxes”).

iv.     Continued Service Condition. ClearSign’s obligation to pay a Make-Whole Payment with respect to any Covered RSU is conditioned on your continued service as a ClearSign director through the applicable Scheduled Vesting Date; provided, however, that such condition will be deemed satisfied if your service ends before a Scheduled Vesting Date due to your earlier death or disability.

v.       Timing. ClearSign will pay each Make-Whole Payment, if any, in a lump sum no later than thirty (30) days after the applicable Scheduled Vesting Date, and in all events by March 15 of the calendar year following the year in which a Scheduled Vesting Date occurs.

vi.      Evidence. As a further condition to receive a Make-Whole Payment, you will provide reasonable documentation evidencing a Forfeiture and the number of Covered RSUs forfeited or cancelled (e.g., the applicable Covered RSU award agreement or equity incentive plan provision and a forfeiture notice or account statement from the RSU Issuer).

vii.    Non-Duplication. Each Make-Whole Payment will be reduced by the dollar value of any Covered RSUs that ultimately vest and settle, or any other consideration you receive in respect of the Covered RSUs from the RSU Issuer, in each case before Taxes.

5.       D&O Insurance Policy. You will be entitled to coverage under our Directors and Officers liability insurance as then in effect.

6.       Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you. The Company shall be free to transfer any of its rights under this Agreement to any affiliate or third party.

7.       Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and your access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.       Definition. For purposes of this Agreement the term “Confidential Information” means:

i.        Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.       Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii.      By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and Agreements.

b.       Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.        Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other Agreement requiring confidentiality between the Company and you;

ii.       Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.      Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

8.       Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You agree to promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand or upon termination of this Agreement or your departure from the Board.

9.       Non-Disparagement. You agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”). Further, you hereby agree to forbear from making any public or non-confidential statement with respect to any of the Company Parties. The duties and obligations of this paragraph 9 shall continue following the termination of this Agreement.

10.     Non-Solicitation. You agree and covenant not to directly or indirectly solicit, hire, or recruit for your own benefit or the benefit of any other person, or so attempt to solicit, hire, or recruit, any employee of the Company, or induce any other employee of the Company to terminate their employment for two (2) years immediately following your cessation of services to the Company, regardless of the reason. This non-solicitation paragraph explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

11.     No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of this business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph 11 shall survive termination of this Agreement.

12.     Termination. This Agreement shall terminate in the event of your resignation or termination as a director, or your refusal to stand for re-election or decision not to be nominated or if you are not re-elected for additional terms as a director, effective on the date of your departure from the Board.

13.    Entire Agreement; Amendment; Waiver. Other than any requirements and duties under applicable law, this Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written Agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of Agreement.

14.     Enforcement.

a.       Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Delaware, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of Oklahoma.

b.       Consent to Jurisdiction and Venue. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state or federal courts of Oklahoma within Tulsa County.

c.       Attorneys’ Fees. If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

I appreciate your willingness to serve on our Board and look forward to working with you to serve the Company together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

ClearSign Technologies Corporation

/s/ Colin James Deller
Dr. Colin James Deller, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Larry M. Saddler
Name: Larry M. Saddler
Date: August 6, 2026

SCHEDULE A

COVERED RSU SCHEDULE

Name of RSU Issuer	Number of Covered RSUs	Vesting Date
ExxonMobil Holdings Corporation (NYSE: XOM)	250	November 26, 2026
ExxonMobil Holdings Corporation (NYSE: XOM)	150	November 24, 2027

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